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                                                                     EXHIBIT 4.2



                                 FIRST AMENDMENT
                                       TO
                          SHAREHOLDER RIGHTS AGREEMENT

     First Amendment, dated as of February 27, 2001 ("Amendment"), to the Shareholder Rights Agreement, dated as of July 7, 1997 (the "Rights Agreement"), between Evergreen Resources, Inc., a Colorado corporation (the "Company"), and Computershare Trust Company, Inc. (formerly American Securities Transfer & Trust, Inc.), as Rights Agent.

     WHEREAS, a "Distribution Date," as defined in Section 3(a) of the Rights Agreement, has not occurred as of the date hereof; and

     WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company desires to amend the Rights Agreement as set forth in this Amendment;

     NOW THEREFORE, the parties hereby agree as follows:

     1. Section 7(b) of the Rights Agreement is hereby amended to read in its entirety as follows:

          (b) The Exercise Price for one share of Common Stock pursuant to the exercise of a Right shall initially be $100.00, shall be subject to adjustment from time to time provided in Section 11 and Section 13 hereof, and shall be payable in lawful money of the United States of America in accordance with Section 7(c) below.

     2. The first full paragraph (following the legend) of Exhibit A to the Rights Agreement is hereby amended to read in its entirety as follows:

     This certifies that _________________________, or registered assigns, is the registered owner of the number of Rights set forth above, each of which entitles the owner thereof, subject to the terms, provisions and conditions of the Shareholder Rights Agreement dated as of July 7, 1997 (the "Rights Agreement") between Evergreen Resources, Inc. (the "Company"), and Computershare Trust Company, Inc. (formerly American Securities Transfer & Trust, Inc.) (the "Rights Agent"), to purchase from the Company at any time after the Distribution Date (as such term is defined in the Rights Agreement) and prior to the Close of Business on June 22, 2007, at the office or offices of the Rights Agent designated for such purpose, or its successors as Rights Agent, one fully paid and nonassessable share of common stock, no par value per share (the "Common Stock"), of the Company, at an exercise price of $100.00 per share (the "Exercise Price"), upon presentation and surrender of this
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     Right Certificate with the Form of Election to Purchase and the related
     Certificate duly executed. The number of Rights evidenced by this Right Certificate (and the number of shares which may be purchased upon exercise thereof) set forth above and the Exercise Price per share set forth above, are the number and Exercise Price as of _______________ based on the Common Stock as constituted at such date.

     3. The first full paragraph of Exhibit B to the Rights Agreement is hereby amended to read in its entirety as follows:

     On July 7, 1997, the Board of Directors of Evergreen Resources, Inc. (the "Company") declared a dividend distribution to stockholders of record at the close of business on July 22, 1997 of one Common Stock Purchase Right for each outstanding share of Company's Common Stock. The description and terms of the Rights are set forth in a Shareholder Rights Agreement between the Company and Computershare Trust Company, Inc. (formerly American Securities Transfer & Trust, Inc.), as Rights Agent, as amended by the Board of Directors of the Company on February 27, 2001. As amended, each Right entitles the registered holder to purchase from the Company one share of Common Stock, no par value per share (the "Common Stock"), at a cash exercise price of $100.00), subject to adjustment.

     4. The Rights Agreement shall not otherwise be supplemented or amended by virtue of this Amendment, but shall remain in full force and effect.

     5. Terms used without other definition in this Amendment shall be used as defined in the Rights Agreement.

     6. This Amendment shall be deemed to be a contract made under the laws of the State of Colorado and for all purposes shall be governed by and construed in accordance with the laws of the State of Colorado applicable to contracts to be made and performed entirely within the State of Colorado.

     7. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     8. This Amendment shall be effective as of the close of business on February 27, 2001, as if executed on such date, and all references to the Rights Agreement shall, from and after such time, be deemed to be references to the Rights Agreement as amended hereby.

     9. The undersigned officer of the Company certifies by execution hereof that this Amendment is in compliance with the terms of Section 27 of the Rights Agreement.
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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.


Attest:                                EVERGREEN RESOURCES, INC.


By: /s/ Kevin. R. Collins              By: /s/ Mark S. Sexton
    ----------------------                 ---------------------------
Name: Kevin R. Collins                 Name: Mark S. Sexton
Title: Vice President, Finance, CFO    Title: President and CEO


Attest:                                COMPUTERSHARE TRUST COMPANY, INC.

By: /s/ Deborah Sorheim                By: /s/ Kellie Gwinn
    ----------------------                 ---------------------------
Name: Deborah Sorheim                  Name: Kellie Gwinn
Title: Secretary/Treasurer             Title: Vice President